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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ocular Networks, Inc. Amended and Restated 2000 Stock Incentive Plan and the Tellabs, Inc. 2001 Stock Option Plan of Tellabs, Inc. of our reports (a) dated January 19, 2001, with respect to the consolidated financial statements and schedule of Tellabs, Inc. for the year ended December 29, 2000, included in its Form 10-K filed on March 29, 2001, and (b) dated May 4, 2001, with respect to the financial statements of the Tellabs, Inc. Profit Sharing and Savings Plan for the year ended December 31, 2000, included in the Plan's Annual Report (Form 11-K) filed on June 27, 2001, both filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Chicago, Illinois
January 22, 2002